Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

March 31, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
OptimizeRx Corporation
Rochester, MI

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by OptimizeRx Corporation of our report dated March 30, 2011, relating to the consolidated financial statements of OptimizeRx Corporation, a Nevada Corporation, as of and for the years ending December 31, 2010 and 2009.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, MI